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                                                                    Exhibit 99.1


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

               DURAMED PHARMACEUTICALS AND SOLVAY PHARMACEUTICALS
                                ANNOUNCE ALLIANCE


CINCINNATI, OH AND MARIETTA, GA (OCTOBER 6, 1999) -- DURAMED PHARMACEUTICALS, INC. (Nasdaq:DRMD) and SOLVAY PHARMACEUTICALS, INC. today announced an alliance to jointly promote three of the companies' hormone products in the United
States: Duramed Pharmaceuticals' CENESTIN(R) (synthetic conjugated estrogens, A) Tablets and Solvay Pharmaceuticals' ESTRATEST(R)/ESTRATEST(R) H.S. Tablets (esterified estrogens and methyltestosterone) and PROMETRIUM(R) (progesterone) Capsules.


CO-PROMOTION EFFORTS PLANNED FOR OCTOBER
A combined national sales force of more than 300 Duramed Pharmaceuticals and Solvay Pharmaceuticals sales representatives will begin October 11, 1999 to promote the alliance products to obstetricians and gynecologists across the United States. Solvay Pharmaceuticals' resources also include teams of regional marketing managers, field trainers, medical liaison teams and a medical advisory committee comprised of leading women's health physicians.

"This alliance means more expansive, more visible market coverage for both Duramed and Solvay Pharmaceuticals women's health products, starting with Duramed Pharmaceuticals' CENESTIN," said Duramed Pharmaceuticals Chairman and Chief Executive Officer E. Thomas Arington. He added, "We have been extremely pleased with the physician/patient response to CENESTIN since our marketing efforts began in mid-summer. We believe, however, that Solvay Pharmaceuticals' demonstrated strength in this marketplace makes it a perfect ally for Duramed Pharmaceuticals."

CENESTIN is designated as the primary product in the Duramed/Solvay Pharmaceuticals alliance while the Solvay Pharmaceuticals products will address additional important therapeutic requirements in women's health. All three products are expected to benefit from the broadened exposure in the marketplace. Under the terms of the alliance, Duramed Pharmaceuticals, Inc. and Solvay Pharmaceuticals, Inc. will retain all revenue from their respective products.

David A. Dodd, President and Chief Executive Officer, Solvay Pharmaceuticals, said, "We see this alliance enhancing our franchise in women's health, increasing the value of our efforts in the obstetric and gynecological offices and further demonstrating our strong commitment to


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the U.S. women's healthcare market. Duramed Pharmaceuticals is an excellent strategic partner due to its demonstrated success in bringing new products to the market and its shared commitment to women's health care, as evidenced by its investment in developing hormone products and technology."

CENESTIN(R) was approved by the U.S. Food and Drug Administration (FDA) in March 1999. CENESTIN offers millions of women and their physicians a new, appealing plant-derived synthetic conjugated estrogens product with a slow-release formulation. Solvay Pharmaceuticals is a leader in the women's health market. Its products, ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets and PROMETRIUM(R) Capsules will complement CENESTIN in the pharmaceutical sales effort.

Like all estrogen drug products, CENESTIN(R), and ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets should not be used in women with known or suspected pregnancy, breast cancer, or estrogen-dependent neoplasia, undiagnosed abnormal genital bleeding, active thrombophlebitis, or thromboembolic disorders. Estrogens have been reported to increase the risk of endometrial carcinoma in postmenopausal women with an intact uterus. The most common adverse events reported in clinical experience with CENESTIN included headache, insomnia, asthenia, nervousness, paresthesia, and depression. The most common adverse events reported with ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets include those typical of estrogen therapy (such as breast tenderness, headache, nausea, edema and abdominal pain) and of androgen treatment (including hair loss, acne and hirsutism). Common side effects of PROMETRIUM(R) Capsules are breast tenderness, dizziness, abdominal bloating, and vaginal discharge. For additional information on CENESTIN(R), ESTRATEST(R) Brand Tablets or PROMETRIUM(R) Capsules, please see full prescribing information.


SOLVAY PHARMACEUTICALS GRANTED EQUITY OPTION IN DURAMED
Duramed has given Solvay Pharmaceuticals an option to purchase a minimum of 1,666,666 shares and a maximum of 3,000,000 shares of common stock of Duramed at a price of $9.00 per share. The closing price of Duramed common stock on October 5, 1999 was $7 1/16 per share. If completed, the sale of the minimum number of 1,666,666 shares will be closed by the end of October. The sale of any additional shares is expected to be closed by the end of the year.


ABOUT SOLVAY PHARMACEUTICALS, INC.
Solvay Pharmaceuticals, Inc., based in Marietta, Ga., is a research-based pharmaceuticals company, active in the therapeutic areas of cardiology, gastroenterology, mental health and women's health. It is a member of the worldwide Solvay Group of chemical and pharmaceutical companies, headquartered in Brussels, Belgium. The Group's members employ some 33,000 people in 46 countries. Its 1998 revenue worldwide was 7.5 billion EUR ($8.7 billion) from four operating sectors: Chemicals, Plastics, Processing, and Pharmaceuticals. Additional information about the Group can be found on the World Wide Web at http://www.solvay.com.

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ABOUT DURAMED PHARMACEUTICALS, INC.
Duramed Pharmaceuticals, Inc. develops, manufactures and markets prescription drug products. The company's business strategy emphasizes products with attractive market opportunities and potentially limited competition due to technological barriers to entry, focusing on women's health and the hormone replacement therapy market.

The company's stock is traded on Nasdaq using the symbol DRMD. Additional information about the company can be found on the World Wide Web at http://www.duramed.com.


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The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development and regulatory approval processes, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Duramed's SEC filings, including its annual report on Form 1O-K/A.